CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 9, 2003, except for Note 3 and paragraph 6 of Note 4 as to which the date is December 15, 2003 relating to the financial statements of Turbine Truck Engines, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Pender Newkirk & Company
Tampa, Florida
December 19, 2003